Exhibit 5.1

Tel-Aviv, June 5, 2019
Our ref: 13028/0
Tufin Software Technologies Ltd.
5 HaShalom Road, ToHa Tower
Tel Aviv 6789205, Israel
Re: Registration on Form S-8
Ladies and Gentlemen:
We have acted as the Israeli counsel to Tufin Software Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-8 on June 5, 2019 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of 9,652,267 of the Company’s ordinary shares, par value NIS 0.015 per share (the “Plan Shares”), reserved for future issuance under the following: (i) Tufin Software Technologies Ltd. 2007 Israeli Share Option Plan (as amended by the Global Addendum (Non-Israeli and Non-U.S. Taxpayers)), (ii) Tufin Software Technologies Ltd. 2008 U.S. Stock Plan, (iii) Tufin Software Technologies Ltd. 2018 Equity-Based Incentive Plan, and (iv) Tufin Software Technologies Ltd. 2019 Equity-Based Incentive Plan (collectively, the “Company Plans”).
In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company’s (i) Amended and Restated Articles of Association, (ii) the Company Plans, and (iii) resolutions of the Company’s board of directors and shareholders. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.
On the basis of the foregoing, we are of the opinion that the 9,652,267 Plan Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Company Plans, pursuant to agreements with respect to the Company Plans, and, as the case may be, pursuant to the terms of the awards that may be granted under the Company Plans, will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gross Kleinhendler Hodak Halevy Greenberg
Shenhav & Co.

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